Exhibit 99.1



Contacts                                         [LOGO]
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Industry Information                             Investor Relations
Jayson Schkloven                                 Alan Roden
Merritt Group                                    Verint Systems Inc.
(703) 390-1529                                   (631) 962-9304
schkloven@merrittgrp.com                         alan.roden@verint.com


               Verint Announces Agreement to Acquire MultiVision's
                        Networked Video Security Business

             Acquisition of Hong Kong-Based Company Would Strengthen
              Verint's Presence in the Growing Asia Pacific Region

Melville, NY, September 7, 2005 - Verint Systems Inc. (NASDAQ: VRNT), a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence, today announced that it has signed a definitive agreement with MultiVision Intelligent Surveillance Limited (SGX: MVIS.SI) to acquire the company's networked video security business. The acquisition of MultiVision's networked video security business will provide Verint with local product development, customer support and solutions that are focused on the regional requirements of the Asia Pacific market.

Under the agreement, Verint would acquire substantially all of the networked video security business of MutliVision for approximately $48 million, subject to certain adjustments, through the acquisition of MultiVision's Hong Kong based subsidiary, MultiVision Holdings Limited. The consideration will be paid to MultiVision Intelligent Surveillance Limited which will remain a public entity following the acquisition and continue to be listed on the Singapore Exchange Main Board.

"The acquisition of Multivision's networked video security business reinforces our strategy of acquiring companies that expand our geographic presence and extend the capabilities of our actionable intelligence solutions," said Dan Bodner, CEO and President of Verint Systems. "MultiVision will provide Verint with proven networked video solutions and an experienced research and development and management team for the Asia Pacific region."

"The combination of Verint's and MultiVision's networked video security portfolio will provide our customer base with a broader set of solutions and a greater global presence," said Dennis Li, President and Chief Operating Officer of MultiVision. "We look forward to joining Verint and to helping expand the company's presence in Asia Pacific."

The consideration will consist of cash, provided that, at Verint's sole option, it may substitute shares of Verint Common Stock for up to 70% of the adjusted purchase price paid at closing. The number of shares, if any, to be issued in connection with the acquisition will be determined by Verint not less than 4 business days prior to the closing of the transaction. The acquisition is expected to close in approximately 3 months and is subject to a number of conditions, including approval by MultiVision's shareholders. The acquisition is expected to be non-dilutive to Verint's pro forma EPS in fiscal 2005.

Information about this acquisition will be discussed on Verint's previously announced quarterly conference call to be held at 4:30 p.m. today.

About Verint Systems Inc.

Verint(R) Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT). Visit us at our website www.verint.com.


Note: Certain statements concerning Verint's future revenues, earnings per share, results or prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: risk associated with integrating the business and employees of MultVision and Opus; risks associated with integrating the assets and business acquired from ECtel Ltd. and RP Sicherheissysteme GMBH; risks associated with Verint's ability to retain existing personnel and recruit and retain qualified personnel in all geographies in which Verint operates;
introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; decline in information technology spending; changes in the demand for Verint's products; challenges in increasing gross margins; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; aggressive competition in all of Verint's markets, which creates pricing pressure; risks associated with changes in the competitive or regulatory environment in which Verint operates; dependence on government contracts; expected increase in Verint's effective tax rate; risks that Verint's intellectual property rights may not be adequate to protect its business or that others may claim that Verint infringes upon their intellectual property rights; perception that Verint improperly handles sensitive or confidential information; inability to maintain relationships with value added resellers and systems integrators; difficulty of improving Verint's infrastructure in order to be able to continue to grow; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; risks associated with Comverse Technology, Inc. controlling Verint's business and affairs; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint's website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements.

                                       ###
Verint, the Verint word mark, Actionable Intelligence, Powering Actionable Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owners.